Exhibit 23(a)(ii)

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                       LEGG MASON LIGHT STREET TRUST, INC.

            FIRST: The Board of Directors ("Board") of Legg Mason Light Street Trust, Inc., a Maryland corporation ("Corporation") organized on August 5, 1998, has, by action on August 6, 1999, under authority contained in the Corporation's charter, created and established two new series of stock of the Corporation, one such series to be known as Legg Mason Deep Value Fund, and the other to be known as Legg Mason Real Estate Trust.

      Two hundred million (200,000,000) shares of previously authorized, but previously unissued and unclassified, capital stock of the Corporation have been classified by the Board under authority contained in the Corporation's charter as the series to be known as Legg Mason Deep Value Fund. Of these two hundred million (200,000,000) shares, the Board has designated one hundred million (100,000,000) shares as Legg Mason Deep Value Fund, Primary Class shares, and one hundred million (100,000,000) shares as Legg Mason Deep Value Fund, Navigator Class shares.

      Two hundred million (200,000,000) shares of previously authorized, but previously unissued and unclassified, capital stock of the Corporation have been classified by the Board under authority contained in the Corporation's charter as the series to be known as Legg Mason Real Estate Trust. Of these two hundred million (200,000,000) shares, the Board has designated one hundred million (100,000,000) shares as Legg Mason Real Estate Trust, Primary Class shares, and one hundred million (100,000,000) shares as Legg Mason Real Estate Trust, Navigator Class shares.

            SECOND: Each Primary Class and Navigator Class share of each of Legg Mason Deep Value Fund and Legg Mason Real Estate Trust (each, a "Series") shall represent investment in the same pool of assets as every other share of its respective Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of its respective Series, except as provided in the Corporation's Articles of Incorporation and as set forth below:

            (1) The net asset values of Primary Class and Navigator Class shares shall be calculated separately. In calculating the net asset values,

                (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                (b) Each class shall be charged separately with such other expenses as may be permitted by U.S. Securities and Exchange Commission ("SEC") rule or order and as the Board shall deem appropriate;

                (c) All other fees and expenses applicable to a Series shall be charged to all classes of that Series, in the proportion that the net asset value of that class bears to the net asset value of that Series, except as the SEC may otherwise require;

            (2) Dividends and other distributions shall be paid on Primary Class and Navigator Class shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Primary Class and Navigator Class shares. In calculating the amount of any dividend or other distribution,

                (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

                (c) All other fees and expenses applicable to a Series shall be charged to each class of that Series, in the proportion that the net asset value of that class bears to the net asset value of that Series, except as the SEC may otherwise require;

            (3) Each class of a Series shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes of a Series shall vote together, and every share of a Series, regardless of class, shall have an equal vote with every other share of that Series.

            THIRD: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

            IN WITNESS WHEREOF, the undersigned Vice President of Legg Mason Light Street Trust, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation, and further states under the penalties of perjury that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Dated: August 12, 1999                    LEGG MASON LIGHT STREET TRUST,
                                          INC.

                                    By:     /s/ Marie K. Karpinski
                                          --------------------------------
                                          Marie K. Karpinski
                                          Vice President

Attest:   /s/ Susan L. Silva
        ---------------------------
        Susan L. Silva
        Secretary

Baltimore, Maryland (ss)

Subscribed and sworn to before me this 12th day of August, 1999.

  /s/ Laura Atwater
------------------------
Notary Public





                                       3